Exhibit 99.1

Blue Buffalo Reports Fourth Quarter and Full Year 2016 Results
Wilton, CT - February 28, 2017 - Blue Buffalo Pet Products, Inc. (the “Company”) (NASDAQ: BUFF), the leading natural pet food company in the United States, today announced its fourth quarter and full year 2016 results.

•	Fourth Quarter Highlights

◦	Net sales of $295 million, up 11.3%

◦	Net income of $35 million, up 261.1%; Adjusted Net Income of $36 million, up 13.9%

◦	Adjusted EBITDA of $65 million, up 17.1%

◦	Diluted EPS of $0.17, up 258.3%; Adjusted Diluted EPS of $0.18, up 13.1%

•	Full Year Highlights

◦	Net sales of $1,150 million, up 11.9%

◦	Net income of $130 million, up 45.7%; Adjusted Net Income of $157 million, up 28.0%

◦	Adjusted EBITDA of $276 million, up 24.3%

◦	Diluted EPS of $0.65, up 44.8%; Adjusted Diluted EPS of $0.79, up 27.2%

•	2017 Outlook

◦	Net sales between $1,240 million and $1,270 million

◦	Adjusted Diluted EPS of $0.91 to $0.94
“Blue Buffalo delivered in the fourth quarter. We continued to gain share and improve our margins. Our performance reflects the strength of our brand and our investments that generate demand across all channels,” said CEO Billy Bishop.

Fourth Quarter of 2016 Compared to Fourth Quarter of 2015
Net sales increased $29.9 million, or 11.3%, to $295.1 million, driven primarily by volume growth. Net sales of Dry Foods increased $23.2 million, or 10.8%, to $238.2 million while net sales of Wet Foods, Treats and Other Products increased $6.7 million, or 13.2%, to $56.9 million.
Gross profit increased $20.7 million, or 18.6%, to $131.9 million and gross margin was 44.7%, up 280 bps compared with 41.9% in the fourth quarter of 2015. The increase in gross margin was primarily driven by higher net price realization and lower input costs.
Selling, general, and administrative expenses increased $10.9 million, or 17.9%, to $71.9 million. Adjusted SG&A, which excludes litigation expenses and costs incurred in preparing for our public offerings, increased $12.5 million, or 21.5%. This increase was primarily due to investments in advertising and marketing.
Net income increased $25.2 million, or 261.1%, to $34.8 million, or $0.17 per diluted share in the fourth quarter of 2016, as compared to $9.6 million, or $0.05 per diluted share, in the fourth quarter of 2015. Adjusted Net Income, which excludes litigation expenses and costs incurred in preparing for our public offerings, increased $4.3 million, or 13.9%, to $35.6 million in the fourth quarter of 2016, compared to $31.3 million in the fourth quarter of 2015. Adjusted Diluted Earnings Per Share in the fourth quarter of 2016 increased 13.1% to $0.18, compared to $0.16 in the fourth quarter of 2015.
Full Year Ended December 31, 2016 Compared to Full Year Ended December 31, 2015
Net sales increased $122.3 million, or 11.9%, to $1,149.8 million, primarily driven by volume growth. Net sales of Dry Foods increased $94.8 million, or 11.4%, to $928.9 million, while net sales of Wet Foods, Treats and Other Products increased $27.5 million, or 14.2%, to $220.9 million.
Gross profit increased $96.9 million, or 23.1%, to $515.7 million and gross margin was 44.9%, up 410 bps compared with 40.8% in 2015. The increase in gross margin was primarily driven by supply chain efficiencies including lower input costs and higher net price realization.
Selling, general, and administrative expenses increased $36.0 million, or 15.9%, to $262.8 million. Adjusted SG&A, which excludes litigation expenses and costs incurred in preparing for our public offerings, increased $45.8 million, or 22.0%. This increase was primarily driven by investments in advertising and marketing, and continued investment in strategic initiatives.
During the fourth quarter of 2016, Blue Buffalo Company, Ltd. ("BBC"), a wholly owned subsidiary of the Company, entered into a settlement agreement with respect to the previously disclosed Nestlé Purina lawsuit. In connection with the settlement agreement, the Company has recorded a charge of $32.0 million. During the fourth quarter of 2015, BBC, entered into a settlement agreement with respect to the previously disclosed U.S. consumer class action lawsuits filed against BBC and consolidated in the United States District Court for the Eastern District of Missouri. In connection with the settlement agreement, the Company has recorded a non-cash, pre-tax charge of $32.0 million.
Net income increased $40.9 million, or 45.7%, to $130.2 million, or $0.65 per diluted share in 2016, as compared to $89.4 million, or $0.45 per diluted share, in 2015. Adjusted Net Income increased $34.3 million, or 28.0%, to $156.8 million in 2016, compared to $122.5 million in 2015. Adjusted Diluted Earnings Per Share in 2016 increased 27.2% to $0.79, compared to $0.62 in 2015.
Net cash provided by operating activities was $127.2 million in 2016 compared with $138.2 million in 2015. Net cash provided by operating activities for fiscal 2016 was reduced by $40.0 million, which includes $24.0 million of cash tax savings, related to our settlement agreements in the U.S. consumer class action and Nestlé Purina lawsuits.
Cash and cash equivalents were $292.7 million as of December 31, 2016 as compared to $224.3 million as of December 31, 2015.
Full Year 2017 Outlook
For the full year 2017, the Company expects to deliver net sales between $1,240 million and $1,270 million and Adjusted Diluted Earnings Per Share of $0.91 to $0.94. The outlook for full year 2017 Adjusted Earnings Per Share excludes costs related to litigation. The previously announced three-year, $200 million capital investment program, as well as our ongoing capital investments, will be funded by existing available cash. The Company expects 2017 capital expenditures to be approximately $150 million - $170 million.
Important Information Regarding Non-GAAP Financial Measures
The Company presents non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted SG&A, Adjusted Operating Income and Adjusted Gross Profit, in this press release as management uses these measures in assessing our operating performance, and we believe they are helpful to investors, securities analysts and other interested parties, in evaluating the performance of companies in our industry. We also believe that these non-GAAP financial measures are useful to management and investors, securities analysts and other interested parties as measures of our comparative operating performance from period to period. These non-GAAP financial measures are not measurements of financial performance under GAAP. They should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, or as alternatives to net income as a measure of our operating performance or any other measures of performance derived in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Please see the schedules to this press release for additional information and reconciliations of such non-GAAP financial measures to the nearest GAAP measure. With respect to our expectations under “Full Year 2017 Outlook” above, for Adjusted Diluted EPS a reconciliation to the closest corresponding GAAP financial measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to litigation expenses and public offering costs excluded from this non-GAAP financial measure. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.
Conference Call:
At 5 p.m. (Eastern Time) today, the Company will host a conference call to provide additional commentary on fourth quarter 2016 results. Further details will be accessible on the Company’s website at http://ir.bluebuffalo.com. Participants may dial 844-743-2498 in the United States or 661-378-9532 internationally and use the access code 51404368, or access the webcast through the Company’s website at http://ir.bluebuffalo.com. Participants are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time. A replay of the call will be available from February 28, 2017 to March 14, 2017 following the call. To access the replay, dial 855-859-2056 or 404-537-3406 and use the access code 51404368. The archive of the webcast will be available for a limited time on the Company’s website at http://ir.bluebuffalo.com.
About Blue Buffalo
Blue Buffalo, based in Wilton, CT, is the nation's leading natural pet food company, providing natural foods and treats for dogs and cats under its BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom and BLUE Natural Veterinary Diet lines. Paying tribute to its founding mission, the Company, through the Blue Buffalo Foundation, is a leading sponsor of pet cancer awareness and of critical research studies of pet cancer, including causes, treatments and the role of nutrition, at leading veterinary medical schools and clinics across the United States. For more information about Blue Buffalo, visit the Company’s website at www.BlueBuffalo.com.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance of the Company's business, financial results, liquidity and capital resources and other non-historical statements, including the statements in the “Full Year 2017 Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “forecast,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the pet food industry, macroeconomic factors beyond the Company’s control, competition for customers, risks related to the Company’s manufacturing and supply chain, the success of the Company’s Heartland manufacturing facility, risk of disruption at the Company’s third party distribution centers, risks related to the Company’s expansion outside the United States, the Company’s ability to protect the Company’s intellectual property and that of third parties, performance of the Company's information technology systems, adverse litigation judgments or settlements and the Company’s indebtedness. Additional factors that could cause the Company's results to differ materially from those described in the forward-looking statements can be found under the section entitled "Risk Factors" in the Company’s final prospectus for its secondary public offering, as filed with the Securities and Exchange Commission (the “SEC”) on September 14, 2016, as such risk factors may be updated from time to time in our periodic filings with the SEC, and which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company's filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Investors & Financial Analysts
Michael Nathenson
EVP & CFO
203-665-3400
investors@bluebuff.com
Media
Phil Cheevers
VP, Communications
203-665-3234
media@bluebuff.com

Blue Buffalo Pet Products, Inc.
Unaudited Consolidated Statements of Income
(dollars in thousands, except for share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales	$295,096	$265,238	$1,149,778	$1,027,447
Cost of sales	163,157	154,021	634,095	608,616
Gross profit	131,939	111,217	515,683	418,831
Selling, general, and administrative expenses	71,912	60,993	262,761	226,716
Provision for legal settlement	—	32,000	32,000	32,000
Operating income	60,027	18,224	220,922	160,115
Interest expense	3,385	3,788	14,619	15,091
Interest income	(143)	(88)	(505)	(294)
Income before income taxes	56,785	14,524	206,808	145,318
Provision for income taxes	21,983	4,886	76,567	55,930
Net income	$34,802	$9,638	$130,241	$89,388

Basic net income per common share	$0.18	$0.05	$0.66	$0.46
Diluted net income per common share	$0.17	$0.05	$0.65	$0.45
Basic weighted average shares	196,516,632	196,173,169	196,363,084	195,933,800
Diluted weighted average shares	199,446,875	198,076,031	199,348,746	198,047,453

Blue Buffalo Pet Products, Inc.
Unaudited Consolidated Balance Sheets
(dollars in thousands, except for share data)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$292,656	$224,253
Receivables, net	115,446	80,103
Inventories	70,941	83,482
Prepaid expenses and other current assets	6,130	4,492
Total current assets	485,173	392,330

Restricted cash	781	473
Property, plant and equipment, net	162,232	115,160
Deferred income taxes	1,311	3,907
Other assets	853	676
Total assets	$650,350	$512,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,960	$3,960
Accounts payable	35,238	31,428
Other current liabilities	59,629	70,459
Total current liabilities	98,827	105,847

Long-term debt	379,177	383,137
Deferred income taxes	12,660	3,268
Other long-term liabilities	13,348	11,013
Total liabilities	504,012	503,265

Commitments and contingencies
Stockholders’ equity:
Preferred stock; $0.01 par value; 150,000,000 shares authorized; none issued or outstanding at December 31, 2016 and December 31, 2015	—	—
Common stock, voting; $0.01 par value; 1,500,000,000 shares authorized; 196,524,010 and 196,216,596 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	1,965	1,962
Additional paid-in capital	71,420	64,899
Retained earnings (accumulated deficit)	72,692	(57,549)
Accumulated other comprehensive income (loss)	261	(31)
Total stockholders’ equity	146,338	9,281
Total liabilities and stockholders’ equity	$650,350	$512,546

Blue Buffalo Pet Products, Inc.
Unaudited Consolidated Statements of Cash Flows
(dollars in thousands)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$130,241	$89,388
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	9,200	8,170
Amortization of debt issuance costs	122	122
Stock-based compensation	4,609	3,434
Deferred compensation	—	19
Loss on disposal of fixed assets	49	89
Deferred income taxes	11,988	(12,071)
Tax benefit from exercise of stock options	—	(1,536)
Provision for class action legal settlement	—	32,000
Payment for class action legal settlement	(32,000)	—
Effect of changes in operating assets and liabilities:
Receivables	(35,509)	(1,487)
Inventories	12,493	5,140
Prepaid expenses and other assets	(2,109)	(1,189)
Accounts payable	4,563	(1,733)
Other liabilities	23,596	17,873
Net cash provided by operating activities	127,243	138,219

Cash flows from investing activities:
Capital expenditures	(56,345)	(9,556)
Restricted cash	(308)	—
Proceeds from the sale of fixed assets	15	—
Net cash used in investing activities	(56,638)	(9,556)

Cash flows from financing activities:
Principal payments on long-term debt	(3,960)	(3,960)
Income tax benefit from exercise of stock options	—	1,536
Proceeds from exercise of stock options	1,915	2,251
Net cash used in financing activities	(2,045)	(173)

Effect of exchange rate changes on cash and cash equivalents	(157)	(25)
Net increase in cash and cash equivalents	68,403	128,465
Cash and cash equivalents at beginning of period	224,253	95,788
Cash and cash equivalents at end of period	$292,656	$224,253

Blue Buffalo Pet Products, Inc.
Reconciliation of GAAP to Adjusted Results*
(dollars in millions, except for share data)

	Three Months Ended December 31, 2016
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$131.9	44.7%	$71.9	24.4%	$60.0	20.3%	$22.0	7.4%	$34.8	11.8%	$0.17
Litigation expenses (a)	—		1.3	0.4%	1.3	0.4%	0.5	0.2%	0.8	0.3%	—
As adjusted	$131.9	44.7%	$70.6	23.9%	$61.3	20.8%	$22.5	7.6%	$35.6	12.1%	$0.18

	Three Months Ended December 31, 2015
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$111.2	41.9%	$61.0	23.0%	$18.2	6.9%	$4.9	1.8%	$9.6	3.6%	$0.05
Litigation expenses (a)	—		2.9	1.1%	2.9	1.1%	1.1	0.4%	1.8	0.7%	0.01
Provision for legal settlement (b)	—		—		32.0	12.1%	12.2	4.6%	19.8	7.5%	0.10
As adjusted	$111.2	41.9%	$58.1	21.9%	$53.1	20.0%	$18.1	6.8%	$31.3	11.8%	$0.16

	Twelve Months Ended December 31, 2016
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$515.7	44.9%	$262.8	22.9%	$220.9	19.2%	$76.6	6.7%	$130.2	11.3%	$0.65
Litigation expenses (a)	—		6.7	0.6%	6.7	0.6%	2.5	0.2%	4.2	0.4%	0.02
Public offering costs (c)	—		2.1	0.2%	2.1	0.2%	—		2.1	0.2%	0.01
Provision for legal settlement (d)	—		—	—%	32.0	2.8%	11.8	1.0%	20.2	1.8%	0.10
As adjusted	$515.7	44.9%	$253.9	22.1%	$261.8	22.8%	$90.9	7.9%	$156.8	13.6%	$0.79

	Twelve Months Ended December 31, 2015
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$418.8	40.8%	$226.7	22.1%	$160.1	15.6%	$55.9	5.4%	$89.4	8.7%	$0.45
Litigation expenses (a)	—		10.1	1.0%	10.1	1.0%	3.8	0.4%	6.2	0.6%	0.03
Public offering costs (c)	—		8.5	0.8%	8.5	0.8%	1.5	0.1%	7.0	0.7%	0.04
Provision for legal settlement (b)	—		—		32.0	3.1%	12.2	1.2%	19.8	1.9%	0.10
As adjusted	$418.8	40.8%	$208.1	20.3%	$210.7	20.5%	$73.4	7.1%	$122.5	11.9%	$0.62

*Amounts may not be additive due to rounding.
(a) Represents costs primarily related to the litigation with Nestlé Purina PetCare Company.
(b) Represents a provision related to a settlement agreement with respect to U.S. consumer class action lawsuits entered into in December 2015.
(c) Represents costs incurred for our public offerings.
(d) Represents a provision related to a settlement agreement with respect to Nestlé Purina PetCare Company lawsuit entered into in November 2016.

Blue Buffalo Pet Products, Inc.
Reconciliation of GAAP to Adjusted Results*
(dollars in millions, except for share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$34.8	$9.6	$130.2	$89.4
Interest expense	3.4	3.8	14.6	15.1
Interest income	(0.1)	(0.1)	(0.5)	(0.3)
Provision for income taxes	22.0	4.9	76.6	55.9
Depreciation and amortization	$2.4	$2.2	9.2	8.2
EBITDA (a)	$62.5	$20.4	$230.1	$168.3
Litigation expenses (b)	1.3	2.9	6.7	10.1
Public offering costs (c)	—	—	2.1	—
Initial public offering costs (d)	—	—	—	8.5
Provision for legal settlements (e)	—	32.0	32.0	32.0
Stock-based compensation (f)	1.6	0.5	4.6	2.8
Adjusted EBITDA	$65.3	$55.8	$275.6	$221.7

*Amounts may not be additive due to rounding.
(a) EBITDA represents net income plus interest expense, net, provision for income taxes and depreciation and amortization.
(b) Represents costs primarily related to the litigation with Nestlé Purina PetCare Company.
(c) Represents costs incurred for our public offerings.
(d) Represents costs incurred for our initial public offering.
(e) Represents a provision related to settlement agreements with respect to U.S. consumer class action lawsuits and the Nestlé Purina PetCare Company lawsuit entered into in December 2015 and November 2016, respectively.

(f) Represents non-cash, stock-based compensation expense.